Exhibit 10.1

CONVERTIBLE PROMISSORY NOTE

$10,000,000	Dated as of August 10, 2010

FOR VALUE RECEIVED, the undersigned, BioSphere Medical, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Merit Medical Systems, Inc., a Utah corporation (the “Lender”) on the dates specified in this Convertible Promissory Note (this “Note”), the principal sum of TEN MILLION U.S. dollars ($10,000,000) (the “Loan”).

Borrower promises to pay principal and interest on the unpaid balance of the Loan from and including the date the Loan is made to and including the date such amount is paid in full on the dates and at a rate per annum specified in Section 4 hereof.

1.                                       Certain Definitions.  As used herein, the following terms shall have the corresponding meanings:

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person; provided, however, Lender shall not be deemed to be an Affiliate of Borrower.  For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise.

“Borrower” shall have the meaning given to such term in the first paragraph of this Note.

“Borrower’s Conversion Notice” shall have the meaning given to such term in Section 26(b) hereof.

“Borrower’s Conversion Option” shall have the meaning given to such term in Section 26(b) hereof.

 “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by law to close.

“Certificate of Designations” shall mean that certain Certificate of Designations, Preferences and Rights of Series A Preferred Stock of BioSphere Medical, Inc., dated November 9, 2004, as amended by that certain Amendment No. 1 to Certificate of Designations, Preferences and Rights of Series A Preferred Stock of BioSphere Medical, Inc., dated May 18, 2005.

“Company Series A Preferred Stock” shall mean all shares of Series A Preferred Stock of Borrower issued pursuant to the Certificate of Designations.

“Default” shall mean an event which with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” shall mean an annual rate of interest equal to the Interest Rate plus three percent (3%).

“Dollars” and “$” shall mean lawful money of the United States.

“Event of Default” has the meaning set forth in Section 10.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government.

“Guarantor” shall have its meaning set forth in the Guaranty.

“Guaranty” shall mean that certain Guaranty, dated as of the date hereof, executed by Guarantor in favor of Lender.

“Interest Period” shall mean the period of time beginning on the first day of a each calendar month and ending on last day of such calendar month, provided, however, the first Interest Period shall commence on the date of the first advance of Loan funds.

“Interest Rate” shall mean an annual rate of interest equal to the sum of the Prime Rate plus two percent (2.0%), increasing or decreasing with each increase or decrease in the Prime Rate (as and when the Prime Rate changes as described herein); provided, however, in no event shall the Base Rate be less than six percent (6.0%).

“Lender” shall have the meaning given to such term in the first paragraph of this Note, together with its successors and/or permitted assigns.

“Lender’s Account” shall mean the account held at Zions Bank, in the name of Merit Medical Systems, Inc., with an ABA Routing Number of 124000054 and an Account Number of: 550-00037-6, or such other account designated in writing by Lender.

“Lender’s Conversion Option” shall have the meaning given to such term in Section 26(a) hereof.

 “Loan” shall mean the loan made by Lender to Borrower in the original principal amount of up to $10,000,000.00 as evidenced by this Note.

“Maturity Date” shall mean the earlier to occur of (a) February 10, 2012, or (ii) the consummation of any merger, consolidation, business combination, tender offer or similar transaction (including without limitation any Superior Proposal as defined in the Merger Agreement) in which the holders of Borrower’s voting stock immediately prior to such transaction hold less than a majority voting power of Borrower or any successor entity (excluding the merger contemplated by the Merger Agreement), or such earlier date as the Obligations become due and payable as provided herein.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated May 13, 2010, by and among Lender, Merit Bioacquisition Co. and Borrower.

“Note” shall mean this Convertible Promissory Note.

“Obligations” shall mean all of the obligations of Borrower under this Note.

“Officer’s Certificate” shall mean a certificate executed by a Responsible Officer of Borrower solely in his/her capacity as such.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or Governmental Authority or any agency or political subdivision thereof.

“Prime Rate” shall mean, with respect to each Interest Period, the annual rate of interest announced by Wells Fargo Bank, National Association (or, if Wells Fargo Bank, National Association fails to publish a “prime rate” or “base rate” another financial institution with a main or branch office in New York, New York, selected, from time to time, by Lender) from time to time as its “prime rate” or “base rate” in effect at its principal office in New York, New York at 5:00 p.m., New York City time on the second (2nd) full Business Day prior to the applicable Interest Period.

“Redemption Date” shall have the meaning set forth in Section 7(a) of the Certificate of Designations.

“Redemption Notice” shall have the meaning set forth in Section 7(a) of the Certificate of Designations.

“Redemption Payment” shall have the meaning set forth in Section 7(a) of the Certificate of Designations.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, treasurer, vice president, controller or chief accounting officer of Borrower.

“Securities Act” shall have the meaning given to such term in Section 26(d) hereof.

 “Taxes” shall mean, with respect to any Person, all taxes, assessments, imposts, duties, governmental charges or levies imposed directly or indirectly on such Person or its income, profits or property by any Government Authority.

2.                                       Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified, renewed or replaced (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof,  and (d) all references herein to Sections shall be construed to refer to Sections of this Note.  Capitalized terms used, but not otherwise defined herein, shall have their respective meanings set forth in the Merger Agreement.

3.                                       Loan Funding; Conditions Precedent to Loan.  At least one (1) Business Day prior to the Redemption Date, Lender hereby commits to fund the Loan to an account designated by Borrower in the amount of the aggregate Redemption Payment required to redeem all outstanding shares of Series A Preferred Stock, provided that each of the following conditions precedent shall have been satisfied:

(a)   no Event of Default set forth in section 10(b), 10(c) or 10(d) shall have occurred prior to the date a valid Redemption Notice has been sent by Borrower to the holders of the Series A Preferred Stock and such Event of, Default shall be continuing;

(b)   no Event of Default set forth in section 10(a), 10(e), 10(f), 10(g), 10(h) or 10(i) shall have occurred, and such event of Default shall be continuing;

(c)   a valid Redemption Notice has been sent by Borrower to the holders of the Series A Preferred Stock;

(d)   the Redemption Date under the Redemption Notice is prior to the Outside Date;

(e)   shares of the Series A Preferred Stock remain outstanding;

(f)   Borrower has, on the date which is three (3) Business Days prior to the Redemption Date, delivered an Officer’s Certificate to Lender certifying (i) that each of the foregoing conditions precedent have been fully satisfied by Borrower, (ii) that no holder of the Series A Preferred Stock has exercised its right to convert all or any portion of the Series A Preferred Stock into Company Common Stock as permitted by the

Certificate of Designations, or if a holder has elected to convert all or a portion of the Series A Preferred Stock into Company Common Stock, the name of the holder and the amount of Series A Preferred Stock which such holder has elected to convert into Company Common Stock, (iii) no holder of the Series A Preferred Stock has objected to the validity of the Redemption Notice, except for such objections that have been resolved (provided, if a holder of Series A Preferred Stock has objected to the validity of the Redemption Notice, the funding of the Loan shall be withheld only with respect to such objecting holder (assuming all conditions for funding are met for each other holder of Series A Preferred Stock)), and (iv) the amount of the aggregate Redemption Payment required to redeem all shares of Series A Preferred Stock outstanding on that date.

Without limiting the generality of the foregoing, Lender’s obligation to fund the Loan shall automatically terminate in the event (x) all outstanding shares of the Series A Preferred Stock have been converted into Company Common Stock, (y) the redemption of the Series A Preferred Stock does not occur prior to the Outside Date, or (z) the Merger Agreement has been terminated (in accordance with its terms) prior to the date a valid Redemption Notice has been sent by Borrowers to the holders of the Series A Preferred Stock.

4.                                       Payments; Prepayments.

(a)                                  Interest.  From the date Lender advances any portion of the Loan until repayment of this Loan in full, interest (computed on the basis of a year of 360 days assuming 12 equal 30 day months) shall accrue on the outstanding principal amount of the Loan for each Interest Period at the Interest Rate.  Any interest which has accrued and not been paid shall be added to the outstanding principal balance on the Loan on the last day of each Interest Period.  Borrower shall not be required to make regularly scheduled payments of principal or interest, except as otherwise expressly provided herein.

(b)                                 Mandatory Prepayments.  In the event (i) Lender has advanced proceeds of the Loan for the payment of the Redemption Payment and a holder of the Series A Preferred Stock subsequently elects to convert shares of Series A Preferred Stock into Company Common Stock for which proceeds have been advanced, or (ii) Borrower has not otherwise applied all of the proceeds of the Loan to the payment of the Redemption Payment, then, in either case, within two (2) Business Days of the Redemption Date, Borrower shall pay to Lender the portion of the Loan funds not applied to the payment of the Redemption Price.

(c)                                  Optional Prepayments.  Borrower may, upon five (5) Business Day prior written notice to Lender, prepay all or any portion of this Note at any time, without premium or penalty.

(d)                                 Payment on the Maturity Date.  On the Maturity Date, the entire then outstanding principal balance of this Note, together with all accrued but unpaid interest (including any interest accruing at the Default Interest Rate), and all other sums owed hereunder shall be due and payable in full in cash without further notice or demand.

(e)                                  Default Interest.  Upon the occurrence and during the continuance of an Event of Default, until the payment in full of all overdue payments (including the entire Loan if the Loan has been accelerated) hereunder or other cure of such Event of Default, interest (computed on the basis of a year of 360 days assuming 12 equal 30 day months) shall accrue on the outstanding principal amount of the Loan at the Default Interest Rate (in lieu of the Interest Rate).

(f)   Late Payment.  If any sum payable under this Note or the Guaranty is not paid when due, Borrower shall pay to Lender upon demand an amount equal to the lesser of two and one-half percent (2.50%) of such unpaid sum or the maximum amount permitted by applicable law to defray the expenses incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.

(g)   Place and Time of Payment.  All payments of principal of and interest on this Note and all other amounts payable hereunder shall be made exclusively in Dollars and immediately available funds without deduction, set-off or counterclaim at Lender’s Account or such other payment location or account as Lender may designate in writing to Borrower from time to time without deduction or offset for or on account of any present or future Taxes, duties or other charges levied or imposed on this Note or the proceeds hereof, or upon Borrower or Lender by any Governmental Authority other than taxes required by law to be withheld, paid or deducted.  Borrower agrees, upon the request of Lender, to pay all Taxes, duties and other charges in addition to principal and interest on this Note, exclusive of United States income Taxes and applicable income Taxes of any state or local Governmental Authority.

(h)                                 Payments to be on Business Days.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

5.                                       Application of Payments.  So long as no Event of Default exists, all payments received on account of the Loan shall be applied to the payment of Obligations of Borrower in the following order of priority: (a) to the out of pocket costs incurred by Lender in collecting or attempting to collect this Note or other amounts due under the Guaranty, or any costs of protecting or enforcing such rights, including, without limitation, Lender’s attorneys’ fees (whether or not suit is brought); (b) to any interest due at the Default Interest Rate; (c) to interest due at the Interest Rate; and (d) to the payment of principal of the Loan.  Notwithstanding the foregoing, any payments received during any period of time that an Event of Default exists, or otherwise after the Maturity Date, shall be applied in such manner as Lender may determine in its sole and absolute discretion.

6.                                       Representations and Warranties. Borrower represents and warrants to Lender that as of the date hereof:

(a)   Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities, makes such qualification necessary, except where such failure would have a material adverse effect on Borrower or Borrower’s ability to pay and perform the Obligations.

(b)   Borrower has (i) the corporate power and authority to execute and deliver, and to perform its obligations under, this Note and (ii) taken all necessary action to authorize Borrower’s execution, delivery and performance of this Note;

(c)   this Note has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligations of Borrower enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, general equitable principles and an implied covenant of good faith and fair dealing;

(d)   the execution, delivery and performance of this Note by Borrower will not (i) violate any provision of Borrower’s certificate of incorporation or bylaws or any law or regulation applicable to Borrower; (ii) violate, result in a breach of, or constitute a default under, any agreement, document or instrument to which Borrower is a party or is bound or by which its properties may be bound or affected where such violation, breach or default would have a material adverse effect upon Borrower or Borrower’s ability to pay and perform the Obligations; and (iii) result in or require the creation or imposition of any lien upon the property, assets, income, revenues, or rights in respect thereof of Borrower pursuant to (A) any law or regulation applicable to Borrower, (B) the organizational documents of Borrower or (C) any material agreement or instrument to which Borrower is a party or is bound or by which its properties may be bound or affected; and

(e)   no consent, approval or authorization of, or registration, declaration or filing with, or other act by or in respect of, any arbitrator, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Note.

7.                                       Affirmative Covenants.  Borrower hereby agrees that, so long as the Loan or any other amount is owing to Lender hereunder, Borrower shall:

(a)   Use the proceeds of the Loan solely for the payment of the Redemption Payment and for no other purposes;

(b)   Send a Redemption Notice to each of the holders of the Series A Preferred Stock at the time and in the manner required by the Merger Agreement and the Certificate of Designations, and otherwise in accordance with all applicable laws;

(c)   Within three (3) Business Days of Borrower’s delivery of a Redemption Notice, deliver a copy of each Redemption Notice to Lender, certified by a Responsible Officer as being a true, correct and complete copy of the Redemption Notice;

(d)   Deliver to Lender copies of any written communications between Borrower and any holder of the Series A Preferred Stock, sent or received after Borrower issues a Redemption Notice, including, without limitation, any election by a holder of the Series A Preferred Stock to convert all or any portion of such holder’s Series A Preferred Stock into Company Common Stock, within two (2) Business Days of Borrower’s receipt of such written communications; and

(e)   promptly notify Lender of any Event of Default promptly after becoming aware thereof.  Each notice pursuant to this Section 7(e) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

8.                                       Negative Covenants.  Borrower agrees that, so long as the Obligations are outstanding, Borrower shall not, directly or indirectly, voluntarily or involuntarily, use the proceeds of the Loan for any purpose other than the payment of the Redemption Payment.

9.                                       Further Assurances. Upon the exercise by Lender of any power, right, privilege or remedy pursuant to this Note which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Lender may be required to obtain from Borrower for such governmental consent, approval, recording, qualification or authorization.

10.                                 Event of Default.  Each of the following events shall be an “Event of Default” under this Note and the Guaranty:

(a)   Borrower fails to (i) pay any principal of or interest on the Loan when the same becomes due and payable, or (ii) pay all amounts owing under this Note on the Maturity Date;

(b)   any representation or warranty made by Borrower or Guarantor in this Note or the Guaranty to which it is a party is false, incorrect or misleading in any material respect as of the date made and such condition or circumstance would reasonably be expected to constitute a Material Adverse Effect;

(c)   Borrower is in default under any of Borrower’s other covenants set forth herein and not specifically addressed in this Section 10, and shall fail to cure such default within ten (10) days from the earlier of (i) a Responsible Officer having knowledge of such default or (ii) written notice from Lender;

(d)   An “Event of Default,” as such term is defined in the Guaranty, has occurred and is continuing under the Guaranty;

(e)   Borrower or Guarantor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, Borrower or Guarantor, now or hereafter in effect, or makes any assignment for the benefit of creditors;

(f)   an involuntary petition is filed against Borrower or Guarantor (unless such petition is dismissed or discharged within 30 days), under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any substantial portion of property of Borrower or Guarantor;

(g)   Borrower or Guarantor admits in writing its inability to pay its debts;

(h)   any final judgment or decree for the payment of money in excess of $100,000 is rendered against Borrower or Guarantor and is not discharged and there is a period of thirty (30) days following such judgment during which such judgment or decree is not discharged, vacated, bonded pending appeal, waived or the execution thereof stayed; or

(i)   any material provision of any the Note or Guaranty shall, for any reason, cease to be valid and binding on Borrower or Guarantor, or Borrower or Guarantor shall so assert in any pleading filed in any court.

11.                               Remedies.  Upon the occurrence and continuation of an Event of Default hereunder, all unpaid principal and other amounts owing hereunder shall, at the option of Lender, or in the case of an Event of Default pursuant to Sections 10 (e) or (f), automatically, become immediately due, payable and collectible by Lender pursuant to applicable law.  Lender shall have all rights and remedies available to it at law and in equity and such additional remedies provided under the Guaranty and Merger Agreement.

12.                               Indemnity and Expenses.

(a)   Without duplicating any recovery Lender may obtain through any corresponding indemnification provision of the Guaranty or the Merger Agreement, Borrower hereby agrees to indemnify Lender and its officers, directors, employees and agents (each an “Indemnitee”) from, and shall hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including the reasonable fees and expenses of counsel for each Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party to any such proceeding) that may at any time (including at any time following the Maturity Date) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of any claim with respect to (i) any of the transactions contemplated by this Note or the Guaranty or the execution, delivery or performance of this Note or the

Guaranty, (ii) the extensions of credit under this Note or the actual or proposed use by Borrower of any of the extensions of credit under this Note and/or (iii) the exercise by Lender of its rights and remedies under the Note or the Guaranty; provided, however, that Borrower shall not have any obligations to indemnify any Indemnitee for any matter arising out of any Indemnitee’s negligence, misconduct or breach of contract.

(b)   Borrower agrees to pay or reimburse Lender for paying, upon demand:  (i) all reasonable out-of-pocket costs and expenses of Lender (including Lender’s attorney’s fees and experts engaged by Lender from time to time), in connection with (A) any amendment, modification or waiver of any of the terms of this Note or any the Guaranty (except to the extent requested by Lender, or any assignee, participant or affiliate of Lender), (ii) all actual out of pocket costs and expenses of Lender (including attorney’s fees and expenses and experts’ fees and expenses in connection with any Event of Default and any enforcement or collection proceedings resulting from such Event of Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of Borrower under this Note or the obligations of Guarantor under the Guaranty, and (iii) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Government Authority in respect of this Note or the Guaranty.

13.                               Notices.  All notices, requests, demands and consents to be made hereunder to the parties hereto shall be made and delivered in the manner set forth in Section 9.2 of the Merger Agreement.

14.                               Severability.  Any term or provision of this Note that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Note shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

15.                               Usury Laws.  It is the intention of Borrower and Lender to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters.  If the maturity of this Note is accelerated for any reason resulting from an Event of Default, voluntary prepayment by Borrower or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the holder hereof either be rebated to Borrower or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to Borrower.  The aggregate of all interest contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time.  If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, at the option of the holder hereof either be rebated to Borrower or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to Borrower.

16.                               Integration.  This Note, the Guaranty and the Merger Agreement constitutes the entire agreement among Borrower and Lender and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Note, the Guaranty or the Merger Agreement.  Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

17.                               Amendments in Writing; No Waiver; Cumulative Remedies.

(a)   None of the terms or provisions of this Note may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Borrower and Lender.

(b)   Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  Lender shall not by any act (except by a written instrument pursuant to paragraph (a) of this Section 17), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Lender would otherwise have on any future occasion.

(c)   The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

18.                               Successors and Assigns.  This Note shall be binding upon the successors and assigns of this Note and shall inure to the benefit of Lender and its successors and assigns, provided, Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender.

19.                               Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Note may be executed and delivered by facsimile or other electronic transmission (including delivery through electronic mail).

20.                               Governing Law.  This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

21.                               Submission to Jurisdiction.  Each of Borrower and Lender (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Note or any of the transactions contemplated by this Note or the Guaranty, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Note or any of the transactions contemplated by this Note or the Guaranty in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2 of Merger Agreement.  Nothing in this Section 21, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

22.                               Waiver of Jury Trial.  EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE ACTIONS OF BORROWER OR LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

23.                               Attorney’s Fees.  If any action or other proceeding relating to the enforcement of any provision of this Note is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

24.                               Reinstatement.  The obligations of Borrower under this Note shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Loan is rescinded or must be otherwise restored by Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

25.                               Time.  Time is of the essence of this Note and each of the provisions hereof.

26.                               Optional Conversion.

(a)   Lender’s Conversion Option.  In the event the Merger Agreement is terminated pursuant to Sections 8.1(a), 8.1(b), 8.1(c), 8.1(d), 8.1(e), 8.1(g) or 8.1(j) of the Merger Agreement, at any time thereafter until all amounts owing under this Note have been paid in full, all or any part of the outstanding principal amount of, and accrued interest under, this Note shall be convertible, from time to time, at the option of Lender into Company Common Stock at a price of $4.38 per share (the “Lender’s Conversion Option”).  Lender shall exercise Lender’s Conversion Option by giving written notice to Borrower of Lender’s election to exercise Lender’s Conversion Option, which notice shall state therein the amount of the unpaid principal amount and interest of this Note to be converted and the name or names in which the certificate or certificates for shares of Company Common Stock are to be issued.  Borrower shall, as soon as practicable thereafter, issue and deliver to Lender a certificate or certificates for the number of shares of Company Common Stock to which to Lender shall be entitled upon conversion, and any other securities and property to which to Lender is entitled upon such conversion under the terms of this Note, including a check payable to Lender for any cash amounts payable as described in Section 26(c).  The conversion shall be deemed to have been made immediately prior to the close of business on the date Borrower receives notice of Lender’s election to exercise Lender’s Conversion Option, and the Persons entitled to receive the shares of Company Common Stock upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Company Common Stock as of such date.  In case Borrower shall not at the time of exercise of conversion into Company Common Stock have sufficient authorized but unissued Company Common Stock to honor the conversion of the Note as outlined above, Borrower shall give notice to Lender and then shall have thirty (30) days in which to seek to amend its charter documents so as to provide for an adequate number of shares of Company Common Stock, and Lender hereby covenants to vote in favor of such an amendment to the extent Lender is entitled to vote thereon.  If after such thirty (30) day period Borrower still does not have sufficient authorized but unissued shares of Company Common Stock, Lender may declare an Event of Default and/or demand immediate repayment in cash of all outstanding principal and interest due under this Note, or in the sole election of Lender, Borrower shall pay to Lender such economic benefits as would have accrued to Lender if the number of shares of Company Common Stock issuable to Lender or the number of shares of Company Common Stock issuable on conversion thereof had been issued to Lender.

(b)   Borrower’s Conversion Option.  In the event the Merger Agreement is terminated pursuant to Sections 8.1(a), 8.1(b), 8.1(c), 8.1(d), 8.1(h), or 8.1(i) of the Merger Agreement, at any time thereafter until all amounts owing under this Note have been paid in full, and so long as no Event of Default shall exist, all or any part of the outstanding principal amount of, and accrued interest under, this Note shall be convertible, from time to time, at the option of Borrower into Company Common Stock at a price of $4.38 per share (the “Borrower’s Conversion Option”).  Borrower shall exercise Borrower’s Conversion Option by giving written notice to Lender of Borrower’s election to exercise Borrower’s

Conversion Option (“Borrower’s Conversion Notice”), and shall state therein the amount of the unpaid principal amount and interest of this Note to be converted.  Within five (5) Business Days of Lender’s receipt of Borrower’s Conversion Notice, Lender shall deliver to Borrower the name or names in which the certificate or certificates for shares of Company Common Stock are to be issued, provided, if Lender fails to deliver such names, Borrower shall issue such certificates in the name of Lender.  Borrower shall, as soon as practicable thereafter, issue and deliver to Lender a certificate or certificates for the number of shares of Company Common Stock to which to Lender shall be entitled upon conversion, and any other securities and property to which to Lender is entitled upon such conversion under the terms of this Note, including a check payable to Lender for any cash amounts payable as described in Section 26(c).  The conversion shall be deemed to have been made immediately prior to the close of business on the date Lender receives Borrower’s Conversion Notice, and the Persons entitled to receive the shares of Company Common Stock upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Company Common Stock as of such date.  Borrower shall not be permitted to exercise Borrower’s Conversion Notice unless Borrower has sufficient authorized and unissued Company Common Stock to honor the conversion of the Note as outlined above.

(c)   Fractional Shares; Interest; Effect of Conversion.  No fractional shares shall be issued upon conversion of all or any portion of the principal or interest owing under this Note.  In lieu of Borrower issuing any fractional shares to Lender upon the conversion of a portion, but less than the entire principal or interest owing under this Note, Borrower shall pay to Lender an amount equal to the product obtained by multiplying the conversion price by the fraction of a share not issued pursuant to the previous sentence. In lieu of Borrower issuing any fractional shares to Lender upon the conversion of the entire principal and interest owing under this Note, Borrower shall pay to Lender an amount equal to the excess of the unconverted portion of the Note.  In addition, Borrower shall pay to Lender any interest accrued on the principal amount converted and on the principal amount to be paid to Borrower pursuant to the previous sentence (which payment shall not relieve Borrower from making all payments of principal and interest owing under this Note).

(d)   Compliance with Securities Laws.  Borrower shall cause any conversion of all or any portion of the principal or interest owing under this Note to comply with all registration requirements under the Securities Act of 1933, as amended (and together with the rules and regulations promulgated thereunder, collectively, the “Securities Act”), or such issuance of the shares shall be exempt from such registration requirement and exempt from the application of the registration requirements of the Securities Act.  If requested by Borrower, Lender shall execute a certificate in customary form attesting to its investment intent.

(e)   Stock Fully Paid; Reservation of Shares.  All shares that may be issued upon the conversion of this Note shall, upon issuance, be duly authorized,

validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.  Borrower hereby covenants and agrees that at all times during the period this Note is outstanding it shall reserve from its authorized and unissued Company Common Stock for issuance and delivery upon conversion of the Note such number of shares of its Company Common Stock as shall be required for issuance and delivery upon the conversion.

(f)   Subdivision or Combination of Company Common Stock.  If Borrower at any time subdivides (by any stock split, stock dividend or otherwise) one or more classes of its outstanding shares of Company Common Stock into a greater number of shares, or combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Company Common Stock into a smaller number of shares, the number of shares of Company Common Stock issuable on conversion of this Note immediately prior thereto shall be adjusted so that Lender shall be entitled to receive the kind and number of shares of Company Common Stock or other securities of Borrower which it would have owned or have been entitled to receive after the happening of any of the events described above had the principal and/or interest owing under this Note been converted immediately prior to the happening of such event or any record date with respect thereto.  If Lender is entitled to receive shares of two or more classes of capital stock of Borrower pursuant to the foregoing upon conversion of all or any portion of the principal or interest owing under Note, Lender shall determine the allocation of the adjusted conversion price between the classes of capital stock.  After such allocation, the conversion privilege and the conversion price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Company Common Stock.  An adjustment made pursuant to this subsection (f) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.  Such adjustment shall be made successively whenever such a subdivision, combination or reclassification is made.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed as of the day and year first above written.

BORROWER:

BioSphere Medical, Inc., a Delaware corporation

By:	/s/ Martin J. Joyce
Name: Martin J. Joyce
Title: Chief Financial Officer

ACCEPTED AND AGREED TO:

Merit Medical Systems, Inc., a Utah corporation

By:	/s/ Kent Stanger
Name: Kent Stanger
Title: Chief Financial Officer